[Deloitte & Touche, LLP Letterhead]


March 24, 2000

Securities and Exchange Commission Mail Stop 1 1-3 450 5th Street, N.W. Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in the first through fourth paragraphs in Item 4 of Form 8-K of Century Casinos, Inc. dated March 24, 2000. We have no basis for agreeing or disagreeing with paragraphs five and six of Item 4 of the aforementioned Form 8-K.

Yours truly,

/s/ Deloitte & Touche, LLP